                          SIERRA PACIFIC POWER COMPANY
                       RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)


                                                      Year Ended December 31,                Twelve Months
                                         ------------------------------------------------  Ended September 30,
                                           1991      1992      1993      1994      1995         1996
                                         --------  --------  --------  --------  --------     -------
EARNINGS
--------

  Income After Interest Charges           $50,224   $49,843   $57,457   $60,863   $65,983      $77,440
  Deferral Mechanism Adjustments  (1,2)        $0    $1,050     ($409)       $2     ($552)       ($469)
                                         --------  --------  --------  --------  --------      --------
  Adjusted Income                         $50,224   $50,893   $57,048   $60,865   $65,431      $76,971

  Income Taxes, Operating                  24,810    26,029    27,499    29,113    37,370       43,696

  Income Taxes, Non-Operating                (390)     (787)      301       751      (231)        (967)

  Fixed Charges                   (1,2)    46,095    41,975    43,823    43,493    40,326       41,227
                                         --------  --------  --------  --------  --------      --------
      Earnings Available
        for Fixed Charges                $120,739  $118,110  $128,671  $134,222  $142,896      $160,927
                                         --------  --------  --------  --------  --------      --------
                                         --------  --------  --------  --------  --------      --------


FIXED CHARGES
-------------

  Interest on Long-Term Debt       (1)    $39,331   $37,184   $39,091   $35,193   $35,326       $36,070
  Deferral Mechanism Adjustments               $0     ($980)     $459       $52      $554          $407
                                         --------  --------  --------  --------  --------      --------
  Adjusted Interest                       $39,331   $36,204   $39,550   $35,245   $35,880       $36,477

  Amortization of Debt Discount
    and Expense, Less Premium                 549       680     1,001     1,247     1,225         1,224

  Other Interest Expense           (2)      3,482     2,528       822     4,588       556         1,344
  Deferral Mechanism Adjustments                0       (70)      (50)      (54)       (2)           62
                                         --------  --------  --------  --------  --------      --------
  Adjusted Interest                         3,482     2,458       772     4,534       554         1,406

  Interest Component
    of all Rental Charges                   2,733     2,633     2,500     2,467     2,667         2,102
                                         --------  --------  --------  --------  --------      --------

      Total Fixed Charges                 $46,095   $41,975   $43,823   $43,493   $40,326       $41,227
                                         --------  --------  --------  --------  --------      --------
                                         --------  --------  --------  --------  --------      --------

RATIO OF EARNINGS
  TO FIXED CHARGES                           2.62      2.81      2.94      3.09      3.54           3.90
                                         --------  --------  --------  --------  --------       --------
                                         --------  --------  --------  --------  --------       --------



(1) Adjusted for the deferral portion of the variable rate interest deferral mechanism.

(2) Adjusted for the carrying charges on the variable rate interest deferral mechanism.